EXHIBIT 99.3

OFFICER’S CERTIFICATE AS TO COMPLIANCE

To:  The Bank of New York, as Trustee for the Trusts

Bank One, National Association, as Indenture Trustee for the Trusts, excluding CNH Equipment Trust 2002-A

JP Morgan Chase Bank, as Indenture Trustee for CNH Equipment Trust 2002-A

Please refer to the Sale and Servicing Agreements (the “Sale and Servicing Agreements”) entered into by CNH Equipment Trust 2000-B, CNH Equipment Trust 2001-A, CNH Equipment Trust 2001-B, CNH Equipment Trust 2002-A and CNH Equipment Trust 2002-B (collectively, the “Trusts”).

I, William J. McGrane, III, hereby certify that:

1.               I am a duly appointed and acting Vice President and Chief Financial Officer for Case Credit Corporation, the servicer (the “Servicer”) under the Sale and Servicing Agreements.

2.               A review of the activities of the Servicer during the preceding 12-month period (or, in the case of CNH Equipment Trust 2002-A and CNH Equipment Trust 2002-B, from the initial cutoff date for each such Trust to December 31, 2002) and of its performance under each of the Sale and Servicing Agreements has been made under my supervision.

3.               To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under each of the Sale and Servicing Agreements throughout the applicable period.

To evidence the foregoing, I am executing this certificate with effect as of December 31, 2002.

By:	/s/ WILLIAM J. McGRANE, III

William J. McGrane, III
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer and Director and Authorized Signatory for Case Credit Corporation)